UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 29, 2024
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Vir Biotechnology, Inc.
(Exact name of Registrant as Specified in Its Charter)
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Delaware	001-39083	81-2730369
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Owens Street, Suite 900
San Francisco, California		94158
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s Telephone Number, Including Area Code: (415) 906-4324
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	VIR	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.
On August 1, 2024, Vir Biotechnology, Inc. (the “Company”) issued a press release announcing its financial results for the second quarter ended June 30, 2024. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
The information in this Item 2.02, including the attached Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 2.05 Costs Associated with Exit or Disposal Activities.
On July 29, 2024, the Company, by its duly authorized officer, approved a strategic restructuring plan to advance the development of its clinical portfolio and focus on the highest-value near-term opportunities. The strategic restructuring plan is designed to optimize the Company’s cost structure by reducing the size of its workforce in alignment with the Company’s current goals and strategy. The Company is prioritizing investment in the clinical execution of its chronic hepatitis delta and chronic hepatitis B programs, as well as the T-cell engager assets subject to the recently announced exclusive worldwide license agreement with Amunix Pharmaceuticals, Inc., a Sanofi company (“Sanofi”). The organizational realignment and optimization include phasing out programs in influenza, COVID-19, and the Company’s T cell-based viral vector platform. Impacted employees represent approximately 25% of the Company’s workforce, or approximately 140 employees. The reduction will be substantially complete by the fourth quarter of 2024. The Company expects to end 2024 with approximately 435 employees, a level that the Company believes is appropriate to support its streamlined portfolio and strategic priorities.
As a result of these changes, the Company expects to incur restructuring charges between $11 million to $13 million, primarily related to employee severance cash expenditures. The Company anticipates recognizing these expenses through the fourth quarter of 2024, resulting in approximately $50 million of annual workforce cost savings starting in 2025, part of which will be redeployed to the newly anticipated key personnel from Sanofi. In addition, the Company expects cost savings of $50 million through the end of 2025 related to the phasing out of certain programs. These savings will substantially be reinvested in the newly licensed programs from Sanofi. The estimates of costs, expenses and savings that the Company expects to incur in connection with the changes are contingent upon various assumptions and actual results may differ materially. The Company may also incur additional costs not currently contemplated due to events related to or resulting from these strategic steps.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release of the Company, dated August 1, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VIR BIOTECHNOLOGY, INC.

Date:	August 1, 2024	By:	/s/ Marianne De Backer
Marianne De Backer, M.Sc., Ph.D., MBA Chief Executive Officer